UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

October 20, 2009 (October 19, 2009)

Date of Report (Date of earliest event reported)

MPS Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-24484	59-3116655
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Independent Drive, Jacksonville, Florida 32202

(Address of principal executive offices)

(Zip Code)

(904) 360-2000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 19, 2009, MPS Group, Inc., a Florida corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Adecco Inc., a Delaware corporation (“Adecco”), and Jaguar Acquisition Corp., a Florida corporation and wholly owned subsidiary of Adecco (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Adecco (the “Merger”). Adecco is owned by Adecco SA, a Swiss corporation.

Merger Agreement

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of the Company (the “Common Stock”), other than those held in the treasury of the Company and those owned by Adecco or Merger Sub, will be canceled and converted into the right to receive $13.80 per share in cash, without interest (the “Merger Consideration”).

The Company is subject to a “no-shop” restriction on its ability to solicit third party proposals from, provide information to and engage in discussions with third parties regarding an Acquisition Proposal (as such term is defined in the Merger Agreement). The “no-shop” restriction is subject to a “fiduciary-out” provision that allows the Company to provide information and participate in discussions with respect to competing proposals that the Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or is reasonably likely to result in a Superior Proposal.

The Company may terminate the Merger Agreement under certain circumstances, including in order to enter into a transaction that is a Superior Proposal if, prior to the approval of the Merger Agreement by the Company’s shareholders, the Board of Directors determines in good faith that it has received a Superior Proposal, and otherwise complies with certain terms of the Merger Agreement. In connection with such termination, the Company must pay a break-up fee of $45 million to Adecco. The Company will also have to pay the break-up fee if the Company’s board withdraws its recommendation that the Company’s shareholders approve the Merger Agreement, if the Company approves, adopts or recommends a competing transaction, or under certain other, related circumstances.

The Merger Agreement contains customary representations, warranties and covenants, including covenants with respect to confidentiality, cooperation, reasonable best efforts to consummate the Merger, the conduct of the Company’s business in the ordinary course consistent with past practice and other restrictions on the operation of the Company’s business prior to the consummation of the Merger, indemnification of the Company’s directors and officers, public announcements and similar matters.

Consummation of the Merger is not subject to a financing condition, but is subject to customary conditions to closing, including approval of the Merger by the Company’s shareholders and expiration or termination of applicable waiting periods under the Hart Scott Rodino Antitrust

Improvements Act of 1976 and antitrust clearance from the European Union. The parties expect to close the Merger during the first quarter of 2010.

The foregoing summary of the Merger Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 8.01	Other Events.

A copy of the Company’s press release announcing the signing of the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

A copy of a memorandum to the employees of the Company, containing information about the Merger Agreement and the Merger, is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

2.1	Agreement and Plan of Merger

99.1	Press Release

99.2	Memorandum to Employees

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPS GROUP, INC.

By:	/S/ ROBERT P. CROUCH
Name:	Robert P. Crouch
Title:	Senior Vice President and
Chief Financial Officer

Date: October 20, 2009

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